                                                                     Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


               DOCTORS HOSPITAL OF OPELOUSAS LIMITED PARTNERSHIP,


                      COLUMBIA/HCA HEALTHCARE CORPORATION,


                               PHC-OPELOUSAS, L.P.


                                       AND


                           PROVINCE HEALTHCARE COMPANY






                                  JUNE 1, 1999

                                TABLE OF CONTENTS

SECTION                                                                                                        PAGE
1.       PURCHASE OF ASSETS.....................................................................................-1-
         1.1       Assets.......................................................................................-1-
         1.2       Excluded Assets..............................................................................-3-
         1.3       Assumed Liabilities..........................................................................-5-
         1.4       Excluded Liabilities.........................................................................-5-
         1.5       Purchase Price...............................................................................-7-
         1.6       Working Capital, Estimates and Adjustments...................................................-7-
         1.7       Valuation of Government Patient Receivables..................................................-8-

2.       CLOSING................................................................................................-9-
         2.1       Closing......................................................................................-9-
         2.2       Actions of Seller at Closing.................................................................-9-
         2.3       Actions of Buyer and Province at Closing....................................................-11-
         2.4       Prorations; Adjustments.....................................................................-12-

3.       REPRESENTATIONS AND WARRANTIES OF SELLER..............................................................-12-
         3.1       Existence and Capacity......................................................................-12-
         3.2       Powers; Consents; Absence of Conflicts With Other Agreements, Etc...........................-13-
         3.3       Binding Agreement...........................................................................-13-
         3.4       Financial Statements........................................................................-14-
         3.5       Certain Post-Balance Sheet Results..........................................................-14-
         3.6       Licenses....................................................................................-15-
         3.7       Medicare Participation/Accreditation........................................................-15-
         3.8       Regulatory Compliance.......................................................................-16-
         3.9       Equipment...................................................................................-16-
         3.10      Real Property...............................................................................-16-
         3.11      Title.......................................................................................-17-
         3.12      Employee Benefit Plans......................................................................-18-
         3.13      Litigation or Proceedings...................................................................-19-
         3.14      Environmental Laws..........................................................................-19-
         3.15      Taxes.......................................................................................-20-
         3.16      Employee Relations..........................................................................-20-
         3.17      Contracts...................................................................................-21-
         3.18      Supplies....................................................................................-22-
         3.19      Third Party Payor Cost Reports..............................................................-22-
         3.20      Accounts Receivable and Notes Receivable....................................................-22-
         3.21      Condition of Assets.........................................................................-23-
         3.22      Medical Staff...............................................................................-23-

         3.23      Hill-Burton and Other Liens.................................................................-23-
         3.24      Insurance...................................................................................-23-
         3.25      Conflicts of Interest.  ....................................................................-23-
         3.26      Intellectual Property; Computer Software....................................................-24-
         3.27      Full Disclosure.............................................................................-24-

4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVINCE..................................................-24-
         4.1       Existence and Capacity......................................................................-24-
         4.2       Powers; Consents; Absence of Conflicts With Other Agreements, Etc...........................-24-
         4.3       Binding Agreement...........................................................................-25-
         4.4       Availability of Funds.......................................................................-25-
         4.5       Acknowledgment Regarding Year 2000 Compliance...............................................-25-
         4.6       Full Disclosure.............................................................................-26-

5.       COVENANTS OF SELLER PRIOR TO CLOSING..................................................................-26-
         5.1       Information.................................................................................-26-
         5.2       Operations..................................................................................-26-
         5.3       Negative Covenants..........................................................................-27-
         5.4       Governmental Approvals......................................................................-27-
         5.5       FTC Notification............................................................................-28-
         5.6       Additional Financial Information............................................................-28-
         5.7       No-Shop Clause..............................................................................-29-
         5.8       Title Commitment............................................................................-29-
         5.9       Survey......................................................................................-29-

6.       COVENANTS OF BUYER PRIOR TO CLOSING...................................................................-30-
         6.1       Governmental Approvals......................................................................-30-
         6.2       FTC Notification............................................................................-30-

7.       CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER..........................................................-30-
         7.1       Representations/Warranties..................................................................-30-
         7.2       Pre-Closing Confirmations...................................................................-31-
         7.3       Warranty Deed; Title Insurance Policy and Survey............................................-31-
         7.4       Actions/Proceedings.........................................................................-31-
         7.5       Insolvency..................................................................................-31-
         7.6       Opinion of Counsel to Seller................................................................-31-
         7.7       Vesting/Recordation.........................................................................-31-
         7.8       Non-Competition Agreement...................................................................-32-
         7.9       Defeasance/Satisfaction of Bonds............................................................-32-

8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.........................................................-33-
         8.1       Representations/Warranties..................................................................-33-

         8.2       Governmental Approvals......................................................................-33-
         8.3       Actions/Proceedings.........................................................................-33-
         8.4       Insolvency..................................................................................-33-
         8.5       Opinion of Counsel to Buyer.................................................................-33-

9.       SELLER'S COVENANT NOT TO COMPETE......................................................................-33-
         9.1       Noncompete Restrictions.....................................................................-33-
         9.2       Enforceability..............................................................................-34-

10.      ADDITIONAL AGREEMENTS.................................................................................-34-
         10.1      Allocation of Purchase Price................................................................-34-
         10.2      Termination Prior to Closing................................................................-34-
         10.3      Post Closing Access to Information..........................................................-35-
         10.4      Preservation and Access to Records After the Closing........................................-35-
         10.5      Reproduction of Documents...................................................................-36-
         10.6      Cooperation on Tax Matters..................................................................-37-
         10.7      Cost Reports................................................................................-37-
         10.8      CON Disclaimer..............................................................................-37-
         10.9      Tax and Medicare Effect.....................................................................-37-
         10.10     Misdirected Payments, Etc...................................................................-38-
         10.11     Compliance Program..........................................................................-38-
         10.12     Employee Matters............................................................................-38-
         10.13     FTC Order...................................................................................-39-
         10.14     Dissolution of Seller.......................................................................-39-
         10.15     Unemployment Insurance Funds................................................................-39-

11.      INDEMNIFICATION.......................................................................................-40-
         11.1      Indemnification by Buyer....................................................................-40-
         11.2      Indemnification by Seller...................................................................-40-
         11.3      Limitations.................................................................................-40-
         11.4      Notice of Control of Litigation.............................................................-41-
         11.5      Notice of Claim.............................................................................-41-
         11.6      Mitigation..................................................................................-42-
         11.7      Exclusive Remedy............................................................................-42-

12.      MISCELLANEOUS.........................................................................................-42-
         12.1      Schedules and Other Instruments.............................................................-42-
         12.2      Additional Assurances.......................................................................-43-
         12.3      Third Party Consents........................................................................-43-
         12.4      Consents, Approvals and Discretion..........................................................-43-
         12.5      Legal Fees and Costs........................................................................-43-
         12.6      Choice of Law...............................................................................-44-

         12.7      Benefit/Assignment..........................................................................-44-
         12.8      No Brokerage................................................................................-44-
         12.9      Cost of Transaction.........................................................................-44-
         12.10     Confidentiality.............................................................................-44-
         12.11     Public Announcements........................................................................-45-
         12.12     Waiver of Breach............................................................................-45-
         12.13     Notice......................................................................................-45-
         12.14     Severability................................................................................-46-
         12.15     Gender and Number...........................................................................-46-
         12.16     Divisions and Headings......................................................................-46-
         12.17     Survival....................................................................................-46-
         12.18     Affiliates..................................................................................-46-
         12.19     Waiver of Jury Trial........................................................................-47-
         12.20     Effective Time..............................................................................-47-
         12.21     No Inferences...............................................................................-47-
         12.22     No Third Party Beneficiaries................................................................-47-
         12.23     Enforcement of Agreement....................................................................-47-
         12.24     Entire Agreement/Amendment..................................................................-47-
         12.25     Province Guaranty...........................................................................-48-

                                    EXHIBITS


DESCRIPTION                                                                                                 EXHIBIT
Form of Third Party Payor Notice..................................................................................A
Form of Computer and Data Processing Transition Services Agreement................................................B
DEA Power of Attorney.............................................................................................C
Opinion of Counsel to Seller......................................................................................D
Opinion of Counsel to Buyer.......................................................................................E

                                    SCHEDULES


DESCRIPTION                                                                                                SCHEDULE
Real Property................................................................................................1.1(a)
Excluded Assets.................................................................................................1.2
Assumed Liabilities.............................................................................................1.3
Financial Statements............................................................................................3.4
Certain Post-Balance Sheet Results..............................................................................3.5
Licenses........................................................................................................3.6
Medicare Participation/Accreditation............................................................................3.7
Regulatory Compliance...........................................................................................3.8
Equipment.......................................................................................................3.9
Permitted Encumbrances.........................................................................................3.10
Employee Benefit Plans.........................................................................................3.12
Litigation or Proceedings......................................................................................3.13
Environmental Laws.............................................................................................3.14
Taxes..........................................................................................................3.15
Employee Relations.............................................................................................3.16
Contracts......................................................................................................3.17
Third Party Payor Cost Reports.................................................................................3.19
Insurance......................................................................................................3.24
Allocation of Purchase Price...................................................................................10.1
CEO/CFO Severance Policy......................................................................................10.12

                            GLOSSARY OF DEFINED TERMS


DEFINED TERM                                                                                                SECTION
Affiliate.....................................................................................................12.18
Agreement..............................................................................................Introduction
Assets..........................................................................................................1.1
Assumed Liabilities.............................................................................................1.3
Balance Sheet Date...........................................................................................3.4(a)
Basket Amount...............................................................................................11.3(a)
Benefit Plans...............................................................................................3.12(1)
Bonds........................................................................................................1.4(a)
Buyer..................................................................................................Introduction
Buyer Indemnified Parties......................................................................................11.2
CERCLA.........................................................................................................3.14
Closing.........................................................................................................2.1
Closing Date....................................................................................................2.1
Closing Documents........................................................................................3.24 & 4.6
COBRA........................................................................................................1.3(e)
Code........................................................................................................3.12(b)
Columbia...............................................................................................Introduction
Competing Business..............................................................................................9.1
Contracts....................................................................................................1.1(h)
Defects........................................................................................................5.10
DOJ..........................................................................................................1.4(g)
ECRA...........................................................................................................3.14
Equipment & Furnishings......................................................................................1.1(b)
ERISA ......................................................................................................3.12(a)
Excluded Assets.................................................................................................1.2
Excluded Contracts...........................................................................................1.4(o)
Excluded Liabilities............................................................................................1.4
Excluded Marks...............................................................................................1.2(c)
FBI..........................................................................................................1.4(g)
Financial Statements............................................................................................3.4
FTC.............................................................................................................5.5
GAAP............................................................................................................3.4
Government..................................................................................................10.4(b)
Hospital..................................................................................................Recital A
HSR Act.........................................................................................................5.5
Indemnified Party..............................................................................................11.4
Indemnifying Party.............................................................................................11.4

Interim Statements..............................................................................................5.6
Inventory....................................................................................................1.1(c)
IRS..........................................................................................................1.4(g)
JCAHO...........................................................................................................3.7
Justice Department..............................................................................................5.5
Net Working Capital..........................................................................................1.6(a)
Noncompete Area ................................................................................................9.1
Noncompete Period ..............................................................................................9.1
OIG..........................................................................................................1.4(g)
Permitted Encumbrances.........................................................................................3.10
Province...............................................................................................Introduction
Purchase Price..................................................................................................1.5
RCRA...........................................................................................................3.14
Real Property................................................................................................1.1(a)
Seller.................................................................................................Introduction
Seller Indemnified Parties.....................................................................................11.1
State Health Agency.............................................................................................3.6
Survey..........................................................................................................5.9
Survival Period...............................................................................................12.17
Title Commitment................................................................................................5.8
Title Company...................................................................................................5.8
Title Evidence ................................................................................................5.10
Title Policy....................................................................................................5.8
Year 2000 Compliance............................................................................................4.5

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of June 1, 1999, by and among DOCTORS HOSPITAL OF OPELOUSAS LIMITED PARTNERSHIP, a Louisiana limited partnership ("SELLER"), and PHC-OPELOUSAS, L.P., a Louisiana limited partnership ("BUYER"). COLUMBIA/HCA HEALTHCARE CORPORATION, a Delaware corporation ("COLUMBIA"), is the indirect parent of Seller's general partner and receives a direct benefit by consummation of this transaction and therefore joins in this Agreement for purposes stated in Sections 3, 9 and 11. PROVINCE HEALTHCARE COMPANY, a Delaware corporation ("PROVINCE"), joins in this Agreement for purposes set forth in Sections 4 and 12.25.

         RECITALS:

         A. Seller owns a fully licensed and operational 133-bed acute care general hospital located in Opelousas, Louisiana, commonly known as "Doctors Hospital of Opelousas," together with its related businesses and properties (collectively referred to as the "HOSPITAL").

         B. Seller desires to sell to Buyer and Buyer desires to purchase all of the real estate, equipment, fixtures, and certain other property which are directly or indirectly related to, necessary for, or used in connection with, the operation of the Hospital, and any ancillary services, land and buildings, on the terms and conditions set forth in this Agreement.

         AGREEMENT:

         NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:

         1.       PURCHASE OF ASSETS.

                  1.1 ASSETS. Subject to the terms and conditions of this Agreement, as of Closing (as defined in Section 2 hereof), Seller agrees to sell, convey, transfer and deliver to Buyer, and Buyer agrees to purchase, all of the assets owned or used by Seller and its Affiliates in connection with the operation of the Hospital, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the "ASSETS"):

                  (a) good and marketable fee simple (and/or leasehold with respect to items noted as such on Schedule 1.1(a), as the case may be) right, title and interest in and to all real property (immovable property), including, without limitation, the real property described on Schedule 1.1(a) hereto, together with all buildings, improvements and fixtures (including fixed machinery and fixed equipment), and any construction in progress, situated thereon or forming a part thereof, and all rights, privileges, servitudes, hereditaments and easements appurtenant thereto (collectively, the "REAL PROPERTY");

                  (b) all tangible (corporeal) business and personal (movable) property, including, without limitation, all major, minor or other equipment, vehicles, furniture, furnishings, machinery, data processing hardware, appliances and other tangible personal property of every description and kind and all replacement parts therefor (collectively, the "EQUIPMENT AND FURNISHINGS");

                  (c) all supplies, goods and inventory used, useable or useful in respect of the Hospital as of the Closing, including, but not limited to, food, cleaning materials, disposables, linens, consumables, office supplies, drugs and medical supplies (collectively, the "INVENTORY");

                  (d) deposits, prepaid expenses (with future benefit to the Hospital, as determined by Buyer during due diligence, all to the extent assumable), claims for refunds, and rights to offset in respect of the Hospital (other than prepaid insurance premiums, if any) as of the Closing;

                  (e) all accounts receivable (other than receivables from governmental third-party payors which by law may not be assigned) arising from the rendering of services to patients at the Hospital, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing in respect of services through the Closing;

                  (f) an amount equal to the value of all patient receivables related to Medicare, Medicaid and other third-party patient claims of Seller due from beneficiaries or governmental third-party payors arising from the rendering of services to patients at the Hospital, billed and unbilled, recorded or unrecorded, accrued and existing in respect of services through the Closing which by law may not be assigned (excluding settlement accounts relating to Sections 1.2(f) and 1.4(d))("Government Patient Receivables"); provided, however, that if the foregoing is construed to breach or violate any applicable contract, agreement or other prohibition, Buyer and Seller will work together in good faith to obtain such consents or to establish a lockbox or other mechanism to transfer, as closely as possible absent such violation, the benefit or proceeds of such receivables to Buyer;

                  (g) all financial, patient, medical staff and personnel records and other records relating to the Hospital in both hard and any other format (including, without limitation, all accounts receivable records, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals, current personnel records and computer software (other than computer software and programs which are proprietary to Columbia or its Affiliates));

                  (h) all right and interest of Seller that accrues post-Closing with respect to all commitments, contracts, leases and agreements listed on
Schedule 3.17 attached hereto, plus any Immaterial Contracts (as defined in Section 3.17) (collectively, the "CONTRACTS");

                  (i) all licenses (including software licenses), permits, registrations, certificates, consents, accreditations, approvals and franchises, and all applications therefor, to the extent assignable, held by Seller relating to the ownership, development, and operation of the Hospital (including, without limitation, any pending or approved governmental approvals), together with assignments thereof if required, and all waivers which Seller currently has, if any, of any related requirements;

                  (j) all names, trade names, trademarks and service marks (or variations thereof) associated with the Hospital, including the name "Doctors Hospital of Opelousas" and those other names, marks and logos used by the Hospital and, to the extent assignable by Seller, all warranties (express or implied) and rights and claims assertable by (but not against) Seller related to the Assets;

                  (k) all assets reflected on the Financial Statements as defined in Section 3.4, and any additions thereto up through Closing less deletions therefrom of nonmaterial amounts of assets sold or consumed in the ordinary course of business;

                  (l) all goodwill associated with the Hospital and the Assets;

                  (m) all other property, other than the Excluded Assets, of every kind, character or description owned by Seller or its Affiliates and used or held for use in the business of the Hospital or the Assets, whether or not reflected on the Financial Statements, wherever located and whether or not similar to the items specifically set forth above, and all other businesses and ventures owned by Seller in connection with the operations of the Hospital or the Assets (including any interest of Seller or its Affiliates in Acadiana PHO of Opelousas, Inc.); and

                  (n) the interest of Seller in all property of the foregoing types, whether real (immovable), personal (movable) or mixed, tangible (corporeal) or intangible (incorporeal) arising or acquired in the ordinary course of the business of Seller in respect of the Hospital between the date hereof and Closing.

         Seller shall convey good, marketable, merchantable and valid title and full ownership to the Assets and all parts thereof to Buyer free and clear of all claims, assessments, security interests, liens, restrictions, liabilities, defects in title and encumbrances, other than the Permitted Encumbrances (hereinafter defined) and the Assumed Liabilities (hereinafter defined).

                  1.2 EXCLUDED ASSETS. Those assets of Seller described below, together with any assets described on Schedule 1.2 hereto, shall be retained by Seller (collectively, the "EXCLUDED ASSETS") and shall not be conveyed to Buyer:

                  (a) cash and cash equivalents;

                  (b) all of Seller's insurance proceeds arising in connection with the operation of the Assets or the Hospital;

                  (c) any and all names, symbols, trademarks, logos or other symbols used in connection with the Hospital and the Assets which include the name "Columbia/HCA," "Columbia," "Hospital Corporation of America," "HCA," "Senior Friends," "Galen," "Medical Care International," "MCA," "HealthTrust," "EPIC " or any variants thereof (the "EXCLUDED MARKS"); provided, however, Seller, from and after Closing, grants a non-exclusive license to Buyer and its successors and assigns to use such names in connection with its use of the personal (movable) property contained in the Assets (including but not limited to linens and cafeteria trays) and telephone directory listings even though such may contain the Excluded Marks through the useful life of such personal property, provided that Buyer shall not use such names in connection with personal property acquired by Buyer after the Closing;

                  (d) any and all computer software, systems and other programs which are proprietary to Columbia or its Affiliates, as listed on Schedule 1.2(d) hereto;

                  (e) all documents, records, operating manuals and film (in format) pertaining to the Hospital which are proprietary to Seller or its Affiliates or which by law Seller or its Affiliates are required to retain;

                  (f) rights to cost report settlements and retroactive adjustments, if any, for cost reporting periods ending on or prior to the Closing Date, whether open or closed, arising from or against Medicare, Medicaid or other third party payor programs which settle upon a cost report basis ("Seller's Cost Reports or Agency Settlements");

                  (g) any reimbursement from Medicare or Medicaid as a result of any loss by Seller on the disposal of the Assets for purposes of Medicare and Medicaid reimbursement;

                  (h) any and all contracts, certificates, commitments or agreements which are available only to Columbia and its Affiliates;

                  (i) Seller's minute books and tax returns for prior years;

                  (j) all assets disposed of or consumed by Seller in the ordinary course of business; and

                  (k) self-funded insurance programs, if any.

                  1.3 ASSUMED LIABILITIES. In connection with the conveyance of the Assets to Buyer, Buyer agrees to assume, as of Closing, the future payment and performance of the following liabilities (the "ASSUMED LIABILITIES") of
Seller:

                  (a) all obligations accruing after Closing under the Contracts;

                  (b) accounts payable and other current liabilities which arose in the ordinary course of business prior to Closing, but only to the extent that the same is included in the calculation of Net Working Capital under Section 1.6(a);

                  (c) the capital lease obligations set forth on Schedule 1.3 hereto, but only to the extent the Buyer receives a credit against the Purchase Price under Section 1.5; and

                  (d) Seller's obligations as of the Closing Date in respect of accrued salary, vacation, sick time, paid time off and extended illness benefits, and related taxes, of Seller's employees at the Hospital who are hired by Buyer as of Closing.

                  1.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, Buyer shall not assume and under no circumstances shall Buyer be obligated to pay or assume, and none of the assets of Buyer shall be or become liable for or subject to, any liability, indebtedness, commitment, or obligation of Seller or any of its Affiliates, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise, including, without limitation (collectively, the "EXCLUDED LIABILITIES"):

                  (a) any debt, obligation, expense or liability of Seller or its Affiliates (or any predecessor operator of the Hospital or Assets) that is not an Assumed Liability, specifically including without limitation, all obligations pursuant to or related to the following: the Louisiana Public Facilities Authority Bonds in the amount of Eight Million Dollars ($8,000,000) issued June 1, 1980, any agreements entered into in connection with the defeasance or satisfaction of the Bonds, and any other bond obligations or bond liabilities incurred in connection with or otherwise related to the Assets or any part thereof, including without limitation, any obligations or liabilities with respect to any bonds heretofore defeased pursuant to a refunding, restructure or refinancing of said bonds (collectively, the foregoing are the "BONDS");

                  (b) claims or potential claims for medical malpractice or general liability arising from events that occurred prior to or at Closing;

                  (c) any liabilities associated with or arising out of any of the Excluded Assets;

                  (d) liabilities and obligations in respect of periods prior to or as of the Closing arising under the terms of the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs, and any liability arising pursuant to the Medicare, Medicaid, CHAMPUS/TRICARE, Blue Cross, or any other third party payor programs as a result of the consummation of any of the transactions contemplated under this Agreement;

                  (e) federal, state or local tax liabilities or obligations in respect of periods prior to Closing including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, and any FICA, FUTA, workers' compensation, and any and all other taxes or amounts due and payable as a result of the exercise by the employees at the Hospital of such employee's right to vacation, sick leave, and holiday benefits accrued while in the employ of Seller (provided, however, that this clause (e) shall not apply to any and all taxes payable with respect to any employee benefits constituting Assumed Liabilities);

                  (f) liability for any and all claims by or on behalf of Seller's current or former employees relating to periods prior to Closing including, without limitation, liability for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers' compensation claim;

                  (g) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations or inquiry of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives (including but not limited to by the Office of Inspector General ("OIG"), Federal Bureau of Investigation ("FBI"), the Department of Justice ("DOJ"), Internal Revenue Service ("IRS"), and/or any state agency or private individual acting in the capacity of qui tam relator or qui tam plaintiff), with respect to acts or omissions prior to the Closing, including, without limitation, damages, penalties, fines, assessments and attorneys' fees, as well as any costs associated with or arising from researching, reviewing, providing or copying records and responding to search warrants, civil investigative demands, summons or subpoenas;

                  (h) any civil or criminal obligation or liability accruing, arising out of, or relating to any acts or omissions of Seller, its Affiliates or their directors, officers, employees and agents claimed to violate any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any governmental entity, including, without limitation, any costs associated with, or arising from: providing or copying records; responding to search warrants, summons, or subpoenas; and providing legal counsel to any employee, officer or director of Buyer or its Affiliates in connection therewith;

                  (i) liabilities or obligations arising as a result of any breach by Seller at any time of any contract or commitment that is not assumed by Buyer;

                  (j) liabilities or obligations arising out of any breach by Seller prior to Closing of any Contract;

                  (k) any debt, obligation, expense, or liability arising out of or incurred solely as a result of any transaction of Seller occurring after Closing or arising out of any violation by Seller of any law, regulation, or ordinance at any time (including, without limitation, those pertaining to fraud, environmental, healthcare regulatory and ERISA matters);

                  (l) all liabilities and obligations relating to any oral agreements, oral contracts or oral understandings with any referral sources including, but not limited to, physicians, unless reduced to writing and expressly assumed as part of the Contracts;

                  (m) obligations or liabilities to any donor incurred prior to Closing with respect to any and all gifts, devises, bequeaths or donations in any way related to the Assets, unless reduced to writing and expressly assumed as part of the Contracts; and

                  (n) liabilities or obligations with respect to the ownership or operation of any assets owned or operated by Seller other than the Assets.

                  1.5 PURCHASE PRICE. The purchase price (the "PURCHASE PRICE") for the Assets shall be Twenty One Million Four Hundred Fifty Nine Thousand Nine Hundred Fifty Nine Dollars ($21,459,959), plus or minus the amount by which Net Working Capital (as defined in Section 1.6(a)) exceeds or is less than Three Million Four Hundred Fifty Nine Thousand Nine Hundred Fifty Nine Dollars ($3,459,959), minus the amount of any long-term debt and capitalized leases in respect of the Hospital that are assumed by Buyer, and minus the net amount of any receivables (as reflected on the Financial Statements) of Seller which are Excluded Assets as listed on Schedule 1.2. The Purchase Price shall be calculated as of Closing based upon the estimated Net Working Capital (as determined pursuant to Section 1.6(b)). The Purchase Price shall be adjusted after Closing in accordance with Section 1.6 to reflect the actual Net Working Capital (as determined pursuant to Section 1.6(b)). Subject to the terms and conditions of this Agreement, at Closing, Buyer shall pay the Purchase Price to Seller by wire transfer of immediately available funds.

                  1.6 WORKING CAPITAL, ESTIMATES AND ADJUSTMENTS.

                  (a) NET WORKING CAPITAL. As used herein, the term "NET WORKING CAPITAL" means the sum of those categories of current assets of Seller purchased by Buyer including prepaid expenses, inventories and supplies, net patient accounts receivable and other receivables, minus the sum of those categories of current liabilities of Seller assumed by Buyer including accounts payable, accrued salary and paid time off. The calculation of Net Working Capital (as such term is defined in the preceding sentence) hereunder shall be consistent with Seller's historic accounting policies and procedures (used in the preparation of the Financial Statements (hereinafter defined)).

                  (b) ESTIMATES AND ADJUSTMENTS. At least ten (10) days prior to Closing, Seller shall deliver to Buyer an estimate of Net Working Capital as of the end of the most recently ended calendar month prior to the Closing Date for which financial statements are available and containing reasonable detail showing the derivation of such estimate. Following mutual agreement, the estimated Net Working Capital shall be used for purposes of calculating the Purchase Price as of the Closing. Within ninety (90) days after the Closing, Seller shall deliver to Buyer its final determination of Net Working Capital, together with reasonable detail regarding the calculation thereof. Should Buyer disagree with Seller's determination of Net Working Capital, it shall notify Seller within sixty (60) days after Seller's delivery of its final determination of Net Working Capital. If Seller and Buyer fail to agree within thirty (30) days after Buyer's delivery of notice of disagreement on the amount of Net Working Capital, such disagreement shall be resolved in accordance with the procedure set forth in Section 1.6(c). The Purchase Price shall be increased or decreased based on actual Net Working Capital as of the Closing Date, and within five (5) business days after determination thereof, any increase shall be paid in cash by Buyer to Seller, and any decrease shall be paid in cash to Buyer by Seller.

                  (c) DISPUTE OF ADJUSTMENTS. In the event that Seller and Buyer are not able to agree on the actual Net Working Capital within thirty (30) days after Buyer's delivery of notice of disagreement, Seller and Buyer shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as Seller and Buyer may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The independent certified public accounting firm shall deliver its determination of Net Working Capital in writing to Buyer and Seller within thirty (30) days following the date of submission by Buyer and Seller. Such accounting firm's determination of Net Working Capital shall be binding upon Seller and Buyer, and such accounting firm's fees and expenses shall be borne equally by the parties hereto.

                  (d) CALCULATION OF PURCHASED INVENTORY. On or prior to the Closing Date, representatives of Buyer and representatives of Seller jointly shall count and calculate the value of the purchased Inventory. Seller shall provide Buyer with all necessary and appropriate information needed by Buyer to accurately complete the calculation of the purchased Inventory, including by providing Buyer with access to applicable computer software and databases used by Seller in connection with Seller's inventory for the Hospital. Any dispute involving the physical count shall be resolved prior to the Closing. Any dispute involving valuation shall be resolved pursuant to Subsections 1.6(b) and (c).

                  (e) DETERMINATION OF RECEIVABLES. For purposes of determining the estimated Net Working Capital and actual Net Working Capital pursuant to Subsection 1.6(b) above, Seller and Buyer shall use 75% of the receivables as reflected on Seller's Financial Statements. Buyer agrees to use commercially reasonable efforts to collect such receivables in the ordinary course of business. Buyer shall provide Seller with monthly reports on its collection results following the Closing Date. On or about March 1, 2000, Seller and Buyer shall determine the actual amount of receivables which have been collected by Buyer. The Purchase Price shall be increased or decreased based upon the actual collections compared to the 75% amount used in determining the actual Net Working Capital and within five (5) business days after determination thereof, any increase shall be paid in cash by Buyer to Seller, and any decrease shall be paid in cash to Buyer by Seller. Any uncollected receivables as of March 1, 2000, shall be assigned by Buyer to Seller. Interest shall accrue on any increased or decreased amount from the Closing Date at the prime rate of interest charged from time to time by The Chase Manhattan Bank, a New York state chartered bank. Any dispute involving valuation shall be resolved pursuant to the procedures established in Subsection 1.6(c).

                  1.7 VALUATION OF GOVERNMENT PATIENT RECEIVABLES. For purposes of determining the Net Working Capital, the value of the Government Patient Receivables of Seller in respect of governmental program patients who are admitted to the Hospital prior to Closing but not discharged from the Hospital until after Closing (a "Transition Patient") shall be determined as follows:

                  (a) MEDICARE, MEDICAID, CHAMPUS AND OTHER COST-BASED TRANSITION PATIENTS. With respect to cost-based Transition Patients (the "Medicare Straddle Patients"), Seller shall prepare cut-off claims as of Closing for all Medicare Straddle Patients in the Hospital. The valuation of accounts receivable in respect of each Medicare Straddle Patient, and the amount to be included in Net Working Capital, shall be an amount equal to the payments expected to be received by Buyer after Closing with respect to medical services rendered to such Medicare Straddle Patients on or prior to Closing.

                  (b) OTHER PATIENTS. With respect to Medicare, Medicaid, CHAMPUS and other diagnostic related group Transition Patients where cut-off billings cannot be done at the time of Closing, the valuation of accounts receivable in respect of each Transition Patient, and the amount to be included in Net Working Capital, shall be equal to the payments to be received by Buyer after the Closing in respect of such Transition Patient, multiplied by a fraction, the numerator of which shall be the total charges for services provided by Seller to such Transition Patient, and the denominator of which shall be the sum of the total charges of all services provided to such Transition Patient by Seller and by Buyer (including charges for medicine, drugs and supplies).

         2.       CLOSING.

                  2.1 CLOSING. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement (the "CLOSING") shall take place at the offices of Greenebaum Doll & McDonald PLLC, 700 Two American Center, 3102 West End Avenue, Nashville, Tennessee 37203, at 10:00 a.m. local time, on or before June 1, 1999, or at such other date or at such other location as the parties may mutually designate in writing (the date of consummation is referred to herein as the "CLOSING DATE").

                  2.2 ACTIONS OF SELLER AND COLUMBIA AT CLOSING. At the Closing and unless otherwise waived in writing by Buyer, Seller and Columbia shall deliver to Buyer the following:

                  (a) Special warranty deeds (Acts of Cash Sale with special warranty) fully executed by Seller in recordable form, conveying to Buyer good and marketable fee simple title and full ownership to the owned Real Property described in Schedule 1.1(a), and/or Assignments, fully executed by Seller in recordable form assigning to Buyer leasehold title to any Real Property which is a leasehold estate, subject only to the Permitted Encumbrances;

                  (b) A General Bill of Sale and Assignment, in form satisfactory to Buyer and fully executed by Seller, conveying to Buyer good, valid and marketable title and full ownership to all tangible (corporeal) assets which are a part of the Assets and valid title to all intangible (incorporeal) assets which are a part of the Assets, free and clear of all liabilities, claims, liens, security interests and restrictions other than the Assumed Liabilities;

                  (c) Certificates of Title to all vehicles which constitute the Assets endorsed by Seller together with completed originals of any forms required by the State of Louisiana to transfer the same free and clear of liens;

                  (d) An Assignment of Leases and Contracts, fully executed by Seller, conveying to Buyer Seller's interest in the Contracts;

                  (e) An Owner's Policy of Title Insurance covering the Real Property as described in and provided by Section 7.3 hereof;

                  (f) Copies of resolutions duly adopted by the Board of Directors and shareholder(s) of the corporate general partner of Seller, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as validly adopted, true and of full force and effect and unamended as of Closing, by the appropriate officers of Seller;

                  (g) Certificates of the President or a Vice President of Seller (or its corporate general partner, if applicable) and Columbia certifying that each covenant and agreement of Seller and Columbia to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and each representation and warranty of Seller and Columbia is true and correct on the Closing, as if made on and as of Closing;

                  (h) Certificates of incumbency for the respective officers of Seller (or its corporate general partner, if applicable) and Columbia executing this Agreement or making certifications for Closing dated as of the Closing Date;

                  (i) Certificates of status and good standing of Seller, Columbia and Seller's general partner from the states in which each is organized, dated the most recent practical date prior to Closing;

                  (j) The opinion of counsel to Seller and its Affiliates as described in and provided by Section 7.6 hereof;

                  (k) Certificates representing any stock or equity interests which are included in the Assets, duly endorsed for transfer or accompanied by duly executed stock powers (Buyer shall pay any transfer taxes, stamp taxes or other fees related thereto);

                  (l) Original promissory notes, if any, which are included in the Assets endorsed by Seller (or, in the event that Buyer determines such notes may not be negotiable, also assigned by Seller) to transfer the same (Buyer shall pay any transfer taxes, stamp taxes or other fees related thereto);

                  (m) A certificate of non-foreign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Section 1445 of the Code. In the event that Seller cannot furnish such a certificate or is not entitled to rely upon such a certificate under the provisions of Section 1445 and the regulations thereunder, Seller shall take and/or permit Buyer or Buyer's nominee to take any and all steps necessary to allow Buyer or Buyer's nominee to satisfy the requirements of
Section 1445;

                  (n) Except for the Permitted Encumbrances, releases of mortgages, security interests, etc. relating to the Assets;

                  (o) Executed notices of the sale of the Hospital and Assets to be furnished to all third party payors including the Medicare and Medicaid programs, in the form of Exhibit A hereto;

                  (p) A Computer and Data Processing Transition Services Agreement substantially in the form attached as Exhibit B hereto and executed by Columbia Information Systems, Inc.; and

                  (q) Such other instruments and documents as are reasonably necessary to satisfy the conditions precedent to Buyer's obligations hereunder.

                  2.3 ACTIONS OF BUYER AND PROVINCE AT CLOSING. At the Closing and unless otherwise waived in writing by Seller, Buyer and Province shall deliver to Seller the following:

                  (a) An amount equal to the Purchase Price in immediately available funds (payable as set forth in Section 1.5 hereof);

                  (b) An Assumption Agreement, fully executed by Buyer, pursuant to which Buyer shall assume the Assumed Liabilities as herein provided;

                  (c) Copies of resolutions duly adopted by the Board of Directors of Buyer (or its corporate general partner, if applicable) and Province, authorizing and approving the performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as validly adopted, true and in full force and effect and unamended as of Closing, by appropriate officers of Buyer (or its corporate general partner, if applicable) and Province;

                  (d) Certificates of the President or a Vice President of Buyer (or its corporate general partner, if applicable) and Province certifying that each covenant and agreement of Buyer and Province to be performed prior to or as of Closing pursuant to this Agreement has been performed in all material respects and each representation and warranty of Buyer and Province is true and correct on the Closing, as if made on and as of Closing;

                  (e) Certificates of incumbency for the respective officers of Buyer (or its corporate general partner, if applicable) and Province executing this Agreement or making certifications for Closing dated as of the Closing Date;

                  (f) Certificates of existence and good standing of Buyer, Province and Buyer's general partner from the states in which each is organized, dated the most recent practical date prior to Closing;

                  (g) The opinion of counsel to Buyer and its Affiliates as described in and provided by Section 8.5 hereof; and

                  (h) Such other instruments and documents as Seller reasonably deems necessary to effect the transactions contemplated hereby.

                  2.4 PRORATIONS; ADJUSTMENTS.

                  (a) Rents received by Seller prior to Closing shall be applied as determined by Seller. Seller shall prorate rentals received from tenants and subtenants with respect to leased facilities constituting Assets covering periods both prior to and after Closing. Rents collected by Buyer after Closing shall be attributed to current rent first and then to delinquent rent in reverse chronological order. Any deposits (including any capital occupancy fee or occupancy deposit) from tenants or the like which are refundable shall be a credit towards the Purchase Price and the obligation to refund the same shall be an assumed obligation of Buyer and entitle Buyer to a credit.

                  (b) Utilities and payments under Contracts assumed by Buyer shall be prorated at Closing to the extent not already included in the Net Working Capital adjustment.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND COLUMBIA.
As of the date hereof and as of the Closing Date, Seller and Columbia, jointly, severally and solidarily, represent and warrant to Buyer the following:

                  3.1 EXISTENCE AND CAPACITY. Seller is a Louisiana limited partnership, duly organized, validly existing in good standing under the laws of the State of Louisiana. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. The sole general partner of Seller is Notami (Opelousas), Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the State Louisiana. Such corporate general partner has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted. The State of Louisiana is the only jurisdiction in which the operations of Seller make it necessary to be qualified to do business. No other action on the part of Seller or any other person or entity (including Seller's partners) is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. Columbia is a corporation, duly organized and validly existing in good standing under the laws of the State of Delaware.

                  3.2 POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Seller and Columbia and all other agreements referenced herein, or ancillary hereto, to which each of Seller or Columbia is a party and the consummation of the transactions contemplated herein by each of Seller or Columbia:

                  (a) are within its partnership or corporate powers, as applicable, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate partnership and corporate, as applicable, action;

                  (b) except as provided in Sections 5.4 and 5.5 below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

                  (c) will neither conflict with, nor result in, any breach or contravention of, or the creation of any lien, charge, or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

                  (d) will, assuming the consents in Section 3.2(b) are obtained, not violate any statute, law, rule, regulation or license of any governmental authority to which it or the Assets may be subject; and

                  (e) will not violate any judgment, order, decree, writ or injunction of any court or governmental or regulatory authority or arbitration tribunal to which it or the Assets may be subject.

                  3.3 BINDING AGREEMENT. This Agreement and all agreements to which Seller and Columbia will become a party pursuant hereto are and will constitute the valid and legally binding obligations of each of Seller and Columbia, and are and will be enforceable against each of Seller and Columbia in accordance with the respective terms hereof or thereof.

                  3.4 FINANCIAL STATEMENTS. Seller has delivered to Buyer copies of the following financial statements of or pertaining to the Hospital and its operations ("FINANCIAL STATEMENTS"), which Financial Statements are maintained on an accrual basis:

                  (a) Unaudited Balance Sheet dated as of April 30, 1999 (the "BALANCE SHEET DATE");

                  (b) Unaudited Income Statement for the four-month period ended on the Balance Sheet Date; and

                  (c) Unaudited Balance Sheets and Income Statements for fiscal years ending on December 31, 1998, 1997 and 1996.

         The unaudited Financial Statements materially conform to generally accepted accounting principles ("GAAP") consistently applied, except as set forth in Schedule 3.4. The balance sheets referred to above present fairly in all material respects the financial condition of the Hospital as of the dates indicated thereon, and the income statements referred to above present fairly in all material respects the results of operations of the Hospital for the periods indicated thereon.

                  3.5 CERTAIN POST-BALANCE SHEET RESULTS. Except as set forth in
Schedule 3.5 hereto, since the Balance Sheet Date there has not been any:

                  (a) material damage, destruction, or loss (whether or not covered by insurance) adversely affecting the Hospital or the Assets;

                  (b) threatened employee strike, work stoppage, or labor dispute materially adversely affecting the Hospital or the Assets;

                  (c) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Assets having a value in excess of Fifty Thousand Dollars ($50,000) (other than supplies), except in the ordinary course of business with comparable replacement thereof, or, whether or not in the ordinary course, removal or transfer of any of the equipment and furnishings from the Real Property to Seller's Affiliates;

                  (d) increases outside the ordinary course of business in the compensation payable by Seller to any of its employees or independent contractors or any increase in, or institution of, any bonus, insurance, pension, profit sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees;

                  (e) changes outside the ordinary course of business in the composition of the medical staff of the Hospital;

                  (f) material change in any method of accounting or accounting principle, practice or policy;

                  (g) commitments to make capital expenditures, additions or betterments to the Hospital which have not been completed in excess of Twenty-Five Thousand Dollars ($25,000) individually; or


                  (h) material transaction pertaining to the Hospital by Seller outside the ordinary course of business.

                  3.6 LICENSES. The Hospital is duly licensed as a 133-bed general acute care hospital pursuant to the applicable laws of the State of Louisiana. The pharmacies, laboratories, and all other ancillary departments located at the Hospital or operated for the benefit of the Hospital which are required to be specially licensed are duly licensed by the Department of Health and Hospitals of the State of Louisiana (the "STATE HEALTH AGENCY") or other appropriate licensing agency. Seller has all other licenses, permits, and approvals which are needed or required by law to operate the business related to or affecting the Hospital or any ancillary services related thereto. Seller has delivered to Buyer an accurate list (Schedule 3.6) of all such licenses and permits and of all other franchises, trademarks, trade names, service marks, patents, patent applications, and copyrights, owned or held by Seller relating to the ownership, development, or operation of the Hospital or the Assets, all of which are now and as of Closing shall be in good standing and not subject to meritorious challenge. Schedule 3.6 contains an accurate list of all certificates of need and certificate of need applications, exemptions or non-review letters filed with or received from the State of Louisiana for the three (3) year period prior to the Closing. All certificates of need and non-review letters have been complied with in substantial accordance with their terms.

                  3.7 MEDICARE PARTICIPATION/ACCREDITATION. The Hospital is certified for participation in the Medicare, Medicaid and CHAMPUS programs, has a current and valid provider contract with such programs, is in compliance in all material respects with the conditions of participation in such programs, and has received all approvals or qualifications necessary for capital reimbursement for the Hospital. The Hospital is duly accredited, with no contingencies (except as set forth on Schedule 3.7), by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the three (3) year period ending June 7, 1999. A copy of the most recent accreditation letter from the JCAHO pertaining to the Hospital has been made available to Buyer. Neither Seller nor any of its officers, directors, managing employees, or controlling partners are excluded from participation in the Medicare, Medicaid or CHAMPUS programs, nor is any such exclusion threatened. Except as set forth on Schedule 3.7, Seller has not received any notice from any of the Medicare, Medicaid or CHAMPUS programs, or any other third party payor programs of any pending or threatened investigations or surveys, and Seller has no reason to believe that any such investigations or surveys are pending, threatened, or imminent. Attached hereto as Schedule 3.7 is a copy of any Statement of Deficiencies and Plan of Correction (Form HCFA-2567) received during the past three (3) years.

                  3.8 REGULATORY COMPLIANCE. Except as set forth on Schedule 3.8 hereto, the Hospital is in compliance in all material respects with all applicable statutes, rules, regulations, and requirements of all federal, state, and local commissions, boards, bureaus, and agencies having jurisdiction over the Hospital and the Assets and the operations of the Hospital and the Assets. Seller has timely filed all material reports, data, and other information required to be filed with such commissions, boards, bureaus, and agencies. The Hospital has received no notice of any violation of federal or state fraud and abuse or self-referral laws, nor is Seller aware of any such violations in connection with the operation of its business. Neither Seller nor any of its employees have committed a violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. Section 1320a-7b, the Stark I and II Laws, 42 U.S.C. Section 1395nn, as amended, and the False Claims Act, 31 U.S.C. Section 3729, et seq.

                  3.9 EQUIPMENT. Seller has delivered to Buyer a depreciation schedule as of the Balance Sheet Date (Schedule 3.9) which takes into consideration all the equipment associated with, or constituting any part of, the Hospital and the Assets.

                  3.10 REAL PROPERTY. Seller owns good, marketable, merchantable fee simple (full ownership) and/or leasehold title, as the case may be, to the Real Property, together with all buildings, improvements, fixtures and component parts thereon and all easements, servitudes, appurtenances and rights thereto, and Seller has not created any mortgages, liens, restrictions, agreements, claims, or other encumbrances which cause title to such real property to be unmarketable or unmerchantable or which will materially interfere with the use by Buyer of the Assets in a manner consistent with the current use by Seller. The Real Property will be conveyed to Buyer subject to (i) current taxes not yet due and payable, (ii) liens securing any indebtedness expressly assumed hereunder by Buyer, (iii) any lease obligation expressly assumed hereunder by

Buyer, (iv) encumbrances and defects which have not interfered with Seller's use of the Assets in its operation of the Hospital, and (v) easements and other restrictions of record as more particularly described in Schedule 3.10 hereto (collectively, the "PERMITTED ENCUMBRANCES"). In respect of the Real Property, Seller represents and warrants that:

                  (a) If any lien or liens including, without limitation, mortgage liens, mechanics and materialmen' s liens, and judgment liens, which are not Permitted Encumbrances or Assumed Liabilities, are asserted against the Real Property, Seller shall obtain the release of such lien(s);

                  (b) Other than as may be set forth on Schedule 3.10 hereto, Seller has not received notice of a violation of any applicable ordinance or other law, order, regulation, or requirement and has not received notice of condemnation, lien, assessment, or the like relating to any part of the Real Property or the operation thereof and, to Seller's knowledge, no such notice is threatened or contemplated;

                  (c) At Closing, Seller shall convey by special warranty deed (Acts of Cash Sale with special warranty) to Buyer good, marketable and merchantable fee simple (full ownership) or leasehold, as the case may be, title to the Real Property, free and clear of any mortgage, lien, restriction, agreement, claim, or other encumbrance, except for the Permitted Encumbrances;

                  (d) The Real Property and its operation are in compliance in all material respects with all applicable zoning ordinances, and the consummation of the transactions contemplated herein will not result in a material violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and if any of the improvements on the Real Property are damaged or destroyed subsequent to Closing, the repair or replacement of same by Buyer to the condition existing immediately prior to Closing will not materially violate applicable zoning ordinances (assuming there has been no change in such zoning ordinances);

                  (e) Except for the Permitted Encumbrances, the Real Property is subject to no easements, servitudes, restrictions, ordinances, or such other limitations on title which make or could make the Real Property, or any part thereof, unusable for its current use or unmarketable or unmerchantable;

                  (f) All utilities serving the Real Property are, and, to the extent within Seller's control, shall be at Closing, adequate to operate the Real Property in the manner it is currently operated.

                  (g) Except for those tenants in possession of the Real Property under the Contracts listed on Schedule 3.17, there are no parties in possession of, or claiming any possession, adverse or not, to or other interest in, any portion of the Real Property as lessees, tenants at sufferance, trespassers or, to Seller's knowledge, otherwise. No tenant is entitled to any rebate, concession or free rent, other than as set forth in the lease or contract with such tenant; no commitments have been made to any tenant for repairs or improvements other than for normal repairs and maintenance in the future; and no rents due under any Contracts with tenants have been assigned or hypothecated to or encumbered by any person; and

                  (h) Any division of the Real Property by Seller or its Affiliates has been done in material compliance with all applicable subdivision, zoning or other land use laws, regulations, ordinances or requirements.

                  3.11 TITLE. As of Closing, except for the Excluded Assets, Seller shall own and hold good, valid and, as to the Real Property, marketable fee simple (full ownership) or leasehold, as the case may be, title to, all of the Assets, and at Closing Seller will assign and convey to Buyer good, valid and, as to the Real Property, marketable fee simple (full ownership) or leasehold, as the case may be, title to all of the Assets, or any part thereof, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge other than the Permitted Encumbrances and the Assumed Liabilities. The Assets, together with the Excluded Assets, are all assets set forth on the Financial Statements, are all assets owned or leased by Seller and are all assets utilized by Seller in the operation of the Hospital.

                  3.12 EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 3.12 contains a true and complete list of all the following agreements, plans or other arrangements, covering any employee of the Hospital, which are presently in effect: (i) employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and (ii) any other employee benefit plan, program, policy, or arrangement, whether written or unwritten, formal or informal, which Seller currently sponsors, or to which it has any outstanding present or future obligation to contribute or other liability, whether voluntary, contingent or otherwise (collectively, the "BENEFIT PLANS").

                  (b) The Assets are not, and Seller does not reasonably expect them to become, subject to a lien imposed under the Internal Revenue Code of 1986, as amended (the "CODE") or under Title I or Title IV of ERISA including liens arising by virtue of Seller considered to be aggregated with another entity pursuant to Section 414 of the Code ("ERISA CONTROLLED GROUP").

                  (c) Neither Seller nor any member of Seller's ERISA Controlled Group has sponsored, contributed to or had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) or (3)(37)(A)) on or after September 26, 1980 on behalf of any employees of the Hospital.

                  (d) Neither Seller nor any member of Seller's ERISA Controlled Group has at any time sponsored or contributed to a "single employer plan" (as defined in ERISA Section 4001(a)(14)) to which at least two or more of the "contributing sponsors" (as defined in ERISA Section 4001(a)(13)) are not part of the same ERISA Controlled Group.

                  (e) Except as set forth on Schedule 3.12, there are no material actions, audits or claims pending or, to Seller's knowledge, threatened against Seller with respect to Seller's maintenance of the Benefit Plans; other than routine claims for benefits and other claims that are not material.

                  (f) Seller and Seller's ERISA Controlled Group have complied with all of the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and ERISA Sections 601 through 608 and with the requirements of Section 5000 of the Code.

                  (g) All of Seller's Benefit Plans that are intended to satisfy
Section 401 of the Code from which assets may be involved in a "direct rollover" (as defined in Section 401(a)(31) of the Code) or other transfer to Buyer's retirement plans have complied with the requirements of Section 401(a) of the Code.

                  3.13 LITIGATION OR PROCEEDINGS. Seller has delivered to Buyer an accurate list (Schedule 3.13) of all litigation or proceedings with respect to the Hospital and the Assets to which Seller is a party. Seller is not in material default under any law or regulation material to the operation of the Hospital or the Assets, or under any order of any court or federal, state, parish, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except to the extent set forth on
Schedule 3.13, there are no claims, actions, suits, proceedings, arbitrations or investigations pending, or to the best knowledge of Seller, threatened against or affecting Seller with respect to the Hospital or the Assets, at law or in equity, or before or by any federal, state, parish, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

                  3.14 ENVIRONMENTAL LAWS.

                  (a) Except as set forth on Schedule 3.14, to the knowledge of Seller (i) neither Seller nor the Real Property is subject to any environmental hazards, risks, or liabilities, and (ii) neither Seller nor the Real Property is in violation of any federal, state or local statutes, regulations, laws or orders pertaining to environmental matters, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as supplemented and amended, the Environmental Cleanup Responsibility Act ("ECRA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), 42 U.S.C. Section 6901, et seq.; the Federal Clean Air Act, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, Federal Clean Water Act of 1977,

33 U.S.C. Section 1251, et seq.; Federal Hazardous Materials Transportation Act, 48 U.S.C. Section 1801, et seq.; Federal Toxic Substances Control Act, 15 U.S.C.
Section 2601, et seq.; and the Federal Safe Drinking Water Act, 42 U.S.C.
Section 300f, et seq. No Hazardous Substances (which for purposes of this Section 3.14 shall mean and include any hazardous or toxic substances, pollutants, contaminants, materials or wastes, including but not limited to those substances, pollutants, contaminants, materials and wastes listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or such substances, materials and wastes which are regulated under any federal environmental law or any applicable local or state environmental law, including, but not limited to, CERCLA, ECRA, RCRA; toxic substances as defined under the Toxic Substance Control Act, 15 U.S.C. 2601, et seq.; or any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances, flammables and explosives) have been and through the Closing Date will be, disposed of or released or discharged from or onto (including groundwater contamination) the Real Property by Seller in violation of any applicable environmental statute, regulation, or ordinance. Seller, nor to Seller's knowledge, any prior owners, operators or occupants of the Real Property, have allowed any Hazardous Substances to be discharged, possessed, managed, processed, or otherwise handled in the Real Property in a manner which is in violation of applicable law, and Seller shall comply with all environmental laws applicable to any part of the Real Property. Seller shall immediately notify Buyer, in writing, should Seller become aware of any lien, notice, litigation, or threat of litigation relating to any alleged unauthorized release of any Hazardous Substance or the existence of any Hazardous Substance with respect to any part of the Real Property; and shall promptly furnish the Buyer with copies of any correspondence, notices, or legal pleadings in connection therewith.

                  (b) Except as disclosed on Schedule 3.14:

                           (i) Neither Seller, its Affiliates nor its agents
have received any communication (written or oral) that alleges that Seller is not in material compliance with all applicable environmental laws;

                           (ii) Seller has obtained all material environmental
permits necessary for the operation of the Hospital and related activities, all such permits are in good standing and Seller is in material compliance with all terms and conditions of its environmental permits; and

                           (iii) No portion of the Real Property has ever been
used as a landfill, garbage or refuse dump site, waste disposal facility, transfer station or other type of facility for the processing, treatment or disposal of waste materials.

                  3.15 TAXES. Except as set forth on Schedule 3.15, all federal, state, local, parish and other tax returns, taxes and other governmental fees and payments which are due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by the reserves shown in the Financial Statements, and all tax returns required to be filed in connection therewith have been accurately prepared in all material respects and timely filed. There are no tax liens on any of the Assets and, to the knowledge of Seller, no basis exists for the imposition of any such liens. Neither Seller nor its Affiliates has any material dispute with any taxing authority as to taxes of any nature which affects the subject matter of this Agreement.

                  3.16 EMPLOYEE RELATIONS. Except as set forth on Schedule 3.16, all employees of the Hospital are employees of Seller. The employee relations of Seller are good. There is no threatened employee strike, work stoppage, or labor dispute pertaining to the Hospital. Except as set forth on Schedule 3.16, no union representation question exists respecting any employees of Seller. No collective bargaining agreement, labor contract, letter of understanding, contract or any other arrangement, formal or informal, with any labor union or organization exists or is currently being negotiated by Seller, no demand has been made for recognition by a labor organization by or with respect to any employees of Seller, no union organizing activities by or with respect to any employees of Seller are, to the best knowledge of Seller, taking place, and none of the employees of Seller is represented by any labor union or organization. There is no unfair practice claim against Seller before the National Labor Relations Board, nor any strike, dispute, slowdown, or stoppage pending or threatened against or involving the Hospital, and none has occurred. Seller is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. Seller is not engaged in any unfair labor practices. Seller has complied in all material respects with all requirements of the Immigration and Reform and Control Act of 1986. Except as set forth on
Schedule 3.16, there are no pending or, to the best knowledge of Seller, threatened EEOC or DFEH claims, OSHA complaints, DOL complaints, union grievances, wage and hour claims, unemployment compensation claims, workers' compensation claims or the like.

                  3.17 CONTRACTS. Schedule 3.17 is an accurate list of all contracts, commitments, leases and agreements (except for the Immaterial Contracts) that will be transferred to the Buyer, are currently in effect, and relate to the ongoing operation of the Assets. "Immaterial Contracts" shall mean all agreements (i) no party of which is a referral source (including physicians), (ii) no party of which is a third party payor of the Hospital,
(iii) which require expenditures subsequent to Closing of less than $25,000, or
(iv) which expire within 120 days of Closing or which may be terminated without cause upon 120 days' (or less) notice. To the extent that, within 120 days after the Closing, Buyer discovers a Contract which is required to be disclosed on
Schedule 3.17 pursuant to the preceding sentence, but is not so disclosed, then Buyer shall negotiate in good faith the assumption of such Contract as of the Closing Date. Seller has made available to Buyer copies of the Contracts.
Seller represents and warrants that:

                  (a) The Contracts constitute valid and legally binding obligations of the Seller and are enforceable in accordance with their terms;

                  (b) Each Contract constitutes the entire agreement by and between the respective parties thereto;

                  (c) In all material respects, all obligations required to be performed by Seller under the terms of the Contracts have been performed to the extent such obligations to perform have accrued and no act or omission has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a material default or breach under any of the Contracts by Seller;

                  (d) No purchase commitment by Seller is materially in excess of its ordinary business requirements; and

                  (e) Except as identified on Schedule 3.17:

                           (i) There are no contracts, agreements or arrangements, direct or indirect, providing for payments based in any manner on the revenues, purchases or profits of Seller or the Hospital; and

                           (ii) There are no contracts, agreements or arrangements, direct or indirect, (i) with referral sources (including physicians) to Seller or the Hospital, or (ii) to which any party thereto is a payor to Seller or the Hospital.

Notwithstanding the foregoing, the parties acknowledge that Seller has not undertaken to obtain consents to assign any of the Contracts. Seller makes no representation, warranty or guaranty with respect to the possible effects or consequences of assigning such Contracts without such consents.

                  3.18 SUPPLIES. All the inventory and supplies constituting any part of the Assets are substantially of a quality and quantity usable and salable in the ordinary course of business of the Hospital. Inventory and supplies are carried at the lower of cost or market, on a first-in, first-out basis and are properly stated in the Financial Statements. The inventory levels are based on past practices of Seller at the Hospital.

                  3.19 THIRD PARTY PAYOR COST REPORTS. Seller has duly filed all required cost reports for all the fiscal years through and including the fiscal year ended December 31, 1997. All of such cost reports accurately reflect in all material respects the information to be included thereon and such cost reports do not claim and neither the Hospital nor Seller has received reimbursement in any amount in excess of the amounts provided by law or any applicable agreement.
Schedule 3.19 indicates which of such cost reports have not been audited and finally settled and a brief description of any and all notices of program reimbursement, proposed or pending audit adjustments, disallowances, appeals of disallowances, and any and all other unresolved claims or disputes in respect of such cost reports.

                  3.20 ACCOUNTS RECEIVABLE AND NOTES RECEIVABLE. All accounts receivable and notes receivable constituting a part of the Assets represent and constitute bona fide indebtedness owing to Seller for services actually performed or for goods or supplies actually provided in the amounts indicated on the Financial Statements referred to in Section 3.4 with no known set-offs, deductions, compromises, or reductions (other than reasonable allowances for bad debts and contractual allowances in an amount consistent with historical policies and procedures of Seller and which are taken into consideration in the preparation of the Financial Statements). This representation does not constitute a guaranty that such accounts receivable will be collected. Seller has made available to Buyer a complete and accurate aging report of all such accounts receivable and a schedule of all accounts receivable, whether recorded or unrecorded, which have been assigned to collection agencies or are otherwise held or assigned for collection.

                  3.21 CONDITION OF ASSETS. Other than with respect to the representations and warranties herein provided, Seller shall transfer the Assets to Buyer and Buyer shall accept the Assets from Seller AS IS WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, WITH RESPECT TO THE LAND, BUILDINGS AND IMPROVEMENTS, AND WITH NO WARRANTIES, INCLUDING WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE EQUIPMENT, INVENTORY, AND SUPPLIES, AND ANY AND ALL OF WHICH WARRANTIES SELLER HEREBY DISCLAIMS. All of the Assets shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use and disposal of inventory and supplies in the ordinary course of business up to the Closing Date.

                  3.22 MEDICAL STAFF. Seller has previously delivered to Buyer a true and correct copy of medical staff privilege and membership application forms, a description of medical staff privileges, all current medical staff bylaws, rules and regulations and amendments thereto, all credentials and appeals procedures not incorporated therein, the name of each current member of the medical staff of the Hospital, the age of each medical staff member, the specialty, if any, of each medical staff member, and all contracts with physicians, physician groups or other members of the medical staff of the Hospital. There are no pending or, to Seller's knowledge, threatened appeals, challenges, disciplinary or corrective actions or disputes involving applicants, staff members or health professionals.

                  3.23 HILL-BURTON AND OTHER LIENS. Seller and, to Seller's knowledge, its predecessors, have not received any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to health care facilities.

                  3.24 INSURANCE. Schedule 3.24 summarizes the professional and general liability insurance policies covering the operations of the Hospital and the property insurance policies covering the Assets, including the policies' numbers, terms, identity of insurers, amounts and coverage. Except as set forth in Schedule 3.24, such insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date.

                  3.25 CONFLICTS OF INTEREST. Except for Contracts which constitute obligations of less than Fifty Thousand Dollars ($50,000) per contract per year, no Affiliate or director of Seller, or, to Seller's knowledge, no Hospital employee: (a) is a supplier of goods or services to Seller, (b) directly or indirectly controls or is a director, trustee, member, officer, controlling shareholder, employee or agent of any corporation, firm, association, partnership or other business entity which is a supplier of goods or services to Seller, or (c) is a party to any contract or other agreement with Seller.

                  3.26 INTELLECTUAL PROPERTY; COMPUTER SOFTWARE. Seller owns or possesses all required licenses or other rights to use the trademarks, service marks, trade names, patents, copyrights, inventions, processes and applications therefor (whether registered or common law) used in the operation of the Hospital (collectively, the "Intellectual Property"). No proceedings have been instituted or are pending, or, to Seller's knowledge, threatened, which challenge the validity of the ownership by Seller of such Intellectual Property, and Seller knows of no basis therefor. Seller has not licensed anyone to use such Intellectual Property and Seller has no knowledge of the use or the infringement of any of such Intellectual Property by any other person. To the knowledge of Seller, Seller owns (or possesses adequate and enforceable licenses or other rights to use) all Intellectual Property, and all computer software programs and similar systems used in the conduct of the operation of the Hospital.

                  3.27 FULL DISCLOSURE. This Agreement and Schedules hereto and all Closing Documents (as defined below) furnished and to be furnished to Buyer and its representatives by Seller pursuant hereto do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made herein and therein with respect to Seller and the Assets not misleading. The term "CLOSING DOCUMENTS" means those documents executed and delivered at the Closing pursuant to Section 2 above.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND PROVINCE.
As of the date hereof and as of the Closing Date, Buyer and Province, jointly, severally and solidarily, represent and warrant to Seller the following:

                  4.1 EXISTENCE AND CAPACITY. Buyer and Province is a limited partnership and corporation, respectively, duly organized and validly existing in good standing under the laws of the jurisdiction of its formation. Buyer and Province each has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to conduct its business as now being conducted. The sole general partner of Buyer is PHC-Doctors Hospital, Inc., a Louisiana corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation. Such corporate general partner has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

                  4.2 POWERS; CONSENTS; ABSENCE OF CONFLICTS WITH OTHER AGREEMENTS, ETC. The execution, delivery, and performance of this Agreement by Buyer and Province and all other agreements referenced herein, or ancillary hereto, to which each of Buyer or Province is a party, and the consummation of the transactions contemplated herein by each of Buyer or Province:

                  (a) are within its partnership or corporate powers, as applicable, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate partnership and corporate, as applicable, action;

                  (b) except as provided in Sections 6.1 and 6.2 below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

                  (c) will, subject to obtaining consent of its lender(s), neither conflict with, nor result in, any breach or contravention of, or the creation of any lien, charge or encumbrance under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound immediately before Closing;

                  (d) will, assuming the consents in Section 4.2(b) are obtained, not violate any statute, law, rule, or regulation of any governmental authority to which it may be subject; and

                  (e) will not violate any judgment, order, decree, writ, or injunction of any court or governmental or regulatory authority or arbitration tribunal to which it may be subject.

                  4.3 BINDING AGREEMENT. This Agreement and all agreements to which Buyer and Province will become a party pursuant hereto are and will constitute the valid and legally binding obligations of each of Buyer and Province, and are and will be enforceable against each of Buyer and Province in accordance with the respective terms hereof and thereof.

                  4.4 AVAILABILITY OF FUNDS. Buyer and Province have the ability to obtain funds in cash in amounts equal to the Purchase Price by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to consummate the transactions contemplated by this Agreement.

                  4.5 ACKNOWLEDGMENT REGARDING YEAR 2000 COMPLIANCE. Buyer and Province acknowledge that (i) all Year 2000 Compliance efforts of Seller with respect to the Assets will terminate on the Closing Date; (ii) notwithstanding anything to the contrary contained herein, Seller makes no representation or warranty regarding Year 2000 Compliance with respect to any of the Assets; and
(iii) Buyer assumes all liability with respect to Year 2000 Compliance relating to the Assets. As used herein, the term "YEAR 2000 COMPLIANCE" includes the ability to perform any of the following functions: (i) to consistently handle date information before, at and after January 1, 2000, including accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) to function accurately without interruption (or disruption of other software or systems) before, at and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) to respond to two-digit date input in a way that resolves any ambiguity as to century; and (iv) to store and provide output of date information in ways that are unambiguous as to century.

                  4.6 FULL DISCLOSURE. This Agreement and Schedules hereto and all Closing Documents (as defined below) furnished and to be furnished to Seller and its representatives by Buyer pursuant hereto do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made herein and therein with respect to Buyer and Province not misleading. The term "CLOSING DOCUMENTS" means those documents executed and delivered at the Closing pursuant to Section 2 above.

         5. COVENANTS OF SELLER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

                  5.1 INFORMATION. Seller shall afford to the officers and authorized representatives and agents (which shall include accountants, attorneys, bankers, and other consultants) of Buyer full and complete access to and the right to inspect the plants, properties, books, contracts, commitments and records of the Hospital, and will furnish Buyer with copies of such additional financial and operating data and other information as to the business and properties of Seller pertaining to the Hospital as Buyer may from time to time reasonably request without regard to where such information may be located. Buyer's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospital. Buyer agrees that no inspections shall take place and no employees or other personnel of the Hospital shall be contacted by Buyer without Buyer first providing reasonable notice to Seller and coordinating such inspection or contact with Seller. Without limiting the foregoing, in connection with Section 4.5 hereof, Seller shall prior to Closing deliver to Buyer a copy of any studies, surveys and analyses conducted by or on behalf of Seller regarding the Year 2000 Compliance efforts and status of the Hospital and Assets.

                  5.2 OPERATIONS. From the date hereof until the Closing, Seller will:

                  (a) carry on its business pertaining to the Hospital in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Hospital;

                  (b) use commercially reasonable efforts to maintain the Hospital and all parts thereof in its current operating condition, ordinary wear and tear excepted;

                  (c) use commercially reasonable efforts to perform all of its obligations under agreements relating to or affecting the Hospital or the Assets;

                  (d) use commercially reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance pertaining to the Hospital and the Assets;

                  (e) use commercially reasonable efforts to maintain and preserve its business organizations intact, retain its present employees at the Hospital and maintain its relationships with physicians, suppliers, customers, and others having business relations with the Hospital; and

                  (f) within a reasonable time prior to Closing, permit Buyer to make offers conditioned on the consummation of this transaction to all of Seller's personnel who work at the Hospital for employment by Buyer subsequent to the Closing, which personnel shall be allowed to accept or reject such offers without penalty.

                  5.3 NEGATIVE COVENANTS. From the date hereof until the Closing, Seller will not, without the prior written consent of Buyer, which consent will not be unreasonably withheld:

                  (a) amend or terminate any Contract, enter into any contract or commitment, or incur or agree to incur any liability, except as provided herein or in the ordinary course of business;

                  (b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee at the Hospital, except in the ordinary course of business in accordance with existing personnel policies;

                  (c) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment with a value in excess of Twenty-Five Thousand Dollars ($25,000), except in the normal course of business with comparable replacement thereof;

                  (d) purchase capital assets or incur costs in respect of construction-in-progress in excess of Twenty-Five Thousand Dollars ($25,000) individually, or One Hundred Thousand

Dollars ($100,000) in the aggregate, except contracts for capital expenditures that Seller satisfies prior to Closing; or

                  (e) take any action outside the ordinary course of business of the Hospital.

                  5.4 GOVERNMENTAL APPROVALS. Seller shall (i) use its best efforts to obtain all governmental approvals (or exemptions therefrom) necessary or required to allow Seller to perform its obligations under this Agreement; and
(ii) assist and cooperate with Buyer and its representatives and counsel in obtaining all governmental consents, approvals, and licenses, permits and registrations which Buyer deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

                  To the extent permitted by law, Buyer shall have the right, for a period not to exceed one hundred twenty (120) days following the Closing, to operate under any of the licenses, permits and registrations of Seller relating to controlled substances and the operations of pharmacies, until Buyer is able to obtain such licenses, permits and registrations for itself. Seller shall execute and deliver to Buyer a special Limited Power of Attorney substantially in the form of Exhibit C. Under the Limited Power of Attorney, Buyer shall be authorized to sign the current applications for registration and licensure as the registrant under the Controlled Substances Act of the United States. Buyer shall also be authorized to execute applications for books of official order forms and to sign such order forms in requisition for Schedule I and II controlled substances, in accordance with Section 308 of the Controlled Substances Act (21 U.S.C. Section 828) and part 1305 of Title 21 of the Code of Federal Regulations, as is necessary for the treatment of pharmacy patients. Buyer shall follow and abide by all federal and state laws governing the regulation of controlled substances and pharmacy practice at all times while utilizing the Limited Power of Attorney. Buyer shall apply for all such permits as soon as reasonably possible before and after Closing and shall diligently pursue such applications. Buyer shall indemnify and hold Seller harmless from and against all losses incurred, paid or required to be paid by Seller resulting in whole or in part from the use of such permits by Buyer.

                  5.5 FTC NOTIFICATION. Between the date of this Agreement and the Closing Date, Seller shall, if and to the extent required by law, file all reports or other documents required or requested by the Federal Trade Commission ("FTC") or the United States Department of Justice ("JUSTICE DEPARTMENT") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR ACT"), and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Seller agrees to furnish to Buyer such information concerning Seller as Buyer needs to perform its obligations under Section 6.2 of this Agreement.

                  5.6 ADDITIONAL FINANCIAL INFORMATION. Within thirty (30) days following the end of each calendar month prior to Closing, Seller shall deliver to Buyer true and complete copies of the unaudited balance sheets and the related unaudited statements of income (collectively, the "INTERIM STATEMENTS") of, or relating to, the Hospital for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which presentation shall be true, correct and complete in all material respects, shall have been prepared from and in accordance with the books and records of Seller, and shall fairly present the financial position and results of operations of the Hospital as of the date and for the period indicated, all in accordance with GAAP consistently applied, except that such financial statements need not include required footnote disclosures. After delivery to Buyer, such Interim Statements shall be deemed a part of the Financial Statements.

                  5.7 NO-SHOP CLAUSE. From and after the date of the execution and delivery of this Agreement by Seller until the termination of this Agreement, Seller will not, without the prior written consent of Buyer: (i) offer for sale or lease all or any portion of the Assets, (ii) solicit offers to buy all or any portion of the Assets, (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation, or (iv) enter into any agreement with any party (other than Buyer) with respect to the sale, assignment, or other disposition of any of the Assets. Seller will promptly communicate to Buyer the substance of any inquiry or proposal concerning any such transaction.

                  5.8 TITLE COMMITMENT. Seller shall cause to be furnished to Buyer, at Buyer's sole cost and expense, a current ALTA title commitment (the "TITLE COMMITMENT") issued by a nationally recognized title insurance company reasonably acceptable to both parties (the "TITLE COMPANY"), together with legible copies of all exceptions to title referenced therein. The Title Commitment shall set forth the state of title to the Real Property, together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Real Property which would appear in an owner's title policy, if issued. The Title Commitment shall contain the express commitment of the Title Company to issue an owners' (or leasehold, as appropriate) title policy (the "TITLE POLICY") to Buyer in an amount equal to that portion of the Purchase Price allocated to the Real Property as improved, insuring good, marketable and merchantable fee simple (full ownership), or leasehold, as the case may be, title to the owned Real Property. The Title Commitment shall provide that the Title Policy when issued shall have all Standard and General Exceptions deleted so as to afford full "extended form coverage," except for the standard exception as to taxes which shall be limited to taxes for the current and subsequent years "not yet due and payable," and shall contain such endorsements or other affirmative coverage that the Buyer may reasonably require. At Closing, the Seller shall cause the Title Commitment to be later-dated and the so-called "gap" exception to be deleted to cover the Closing and the recording of the deeds to be delivered at Closing and shall cause the Title Company to deliver to Buyer a marked Title Commitment or pro forma Title Policy, with endorsements, as directed by Buyer. The Title Policy shall show that the owned Real Property is free from all liens, liabilities, encumbrances and defects in title other than the Permitted Encumbrances. In the event Buyer requests, and at Buyer's expense, the Title Company shall issue a mortgage title policy in an amount up to the Purchase Price which is allocated to the owned Real Property as improved, at simultaneous issue rates. Seller shall execute such certificates and affidavits as may be reasonably required in connection with the issuance of the Title Policy and any endorsements.

                  5.9 SURVEY. Seller shall cause, at Buyer's sole cost and expense, a current ALTA/ASCM "as-built" survey of the owned Real Property (the "SURVEY") to be furnished to Buyer and the Title Company prepared by a registered land surveyor or engineer, licensed in the State of Louisiana. The Survey shall be acceptable to the Title Company for purposes of deleting standard survey exceptions as provided in Section 5.8 and shall reflect the location and dimension of all improvements visible on the grounds and all dominant and servient easements or servitudes or, rights of way, means of ingress or egress, the physical location of all utilities (to the extent ascertainable by on-site observation or by records provided by Seller, utility companies or other appropriate sources), the location of all streets, highways, alleys and public ways crossing or abutting the owned Real Property, all encroachments and drainage ditches, whether abutting or interior, of record or on the grounds and such other matters as Buyer may reasonably require. The Survey shall reflect whether and to the extent any portion of the owned Real Property lies within the 100-year flood plain. The Survey shall be certified to the Title Company, Buyer and Buyer's lender, if any, in conformance with the current Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys for "urban surveys" and as otherwise directed by Buyer. The Survey shall reflect that it is a true, correct and accurate representation of the owned Real Property. The Survey shall reflect such other matters as are necessary for the Title Company to issue the Title Policy free from any survey objection or exceptions whatsoever, other than an exception not objected to or waived by Buyer and the standard exception for calculation of acreage.

         6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

                  6.1 GOVERNMENTAL APPROVALS. Buyer shall promptly make all required applications and file such notices as are necessary to obtain all licenses and governmental approvals (or exemptions therefrom) for the operation by Buyer of the Hospital, and shall use reasonable efforts promptly to obtain the approval of all local, state, and federal authorities necessary to allow Buyer to operate the Hospital subsequent to Closing.

                  6.2 FTC NOTIFICATION. Between the date of this Agreement and the Closing Date, Buyer shall, if and to the extent required by law, file all reports or other documents required or requested by the FTC or the Justice Department under the HSR Act, and all regulations promulgated thereunder, concerning the transactions contemplated hereby, and comply promptly with any requests by the FTC or Justice Department for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. Buyer agrees to furnish to Seller such information concerning Buyer as Seller needs to perform its obligations under
Section 5.5 of this Agreement.

         7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless only to the extent) waived in writing by Buyer at Closing:

                  7.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of Seller contained in this Agreement shall be true when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

                  7.2 PRE-CLOSING CONFIRMATIONS. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that Buyer has:

                  (a) received all required approvals, licenses, permits or certificates of need from all governmental entities whose approval is required to consummate the transactions herein contemplated, except for any such approvals, licenses, permits or certificates of need the failure of which to obtain would not have a material adverse effect on the business, financial condition or results of operations of the Hospital or the Assets, taken as a whole; and

                  (b) complied with all waiting periods under the HSR Act.

                  7.3 WARRANTY DEED; TITLE INSURANCE POLICY AND SURVEY. Buyer shall have been furnished with a special warranty deed or deeds (Acts of Cash Sale with special warranty) to the owned Real Property in its name conveying good and marketable fee simple title to such Real Property to Buyer subject only to Permitted Encumbrances. Seller shall have furnished Buyer with the Title Commitment in conformity with the provisions of Section 5.8. Seller shall have furnished Buyer with the Survey in conformity with the provisions of Section 5.9.

                  7.4 ACTIONS/PROCEEDINGS. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

                  7.5 INSOLVENCY. Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller.

                  7.6 OPINION OF COUNSEL TO SELLER. Buyer shall have received an opinion from counsel to Seller dated as of the Closing Date and addressed to Buyer, in form and substance satisfactory to counsel for Buyer, substantially in the form set forth in Exhibit D hereto.

                  7.7 VESTING/RECORDATION. Seller shall have furnished to Buyer, in form and substance satisfactory to Buyer, assignments or other instruments of transfer and consents and waivers by others, necessary or appropriate to transfer to and effectively vest in Buyer all right, title, and interest in and to the Assets, in proper statutory form for recording if such recording is necessary or appropriate.

                  7.8 NON-COMPETITION AGREEMENT. Seller and Columbia shall have duly executed and delivered a Non-Competition Agreement pursuant to Section 9.

                  7.9 DEFEASANCE/SATISFACTION OF BONDS. Seller shall have provided evidence reasonably satisfactory to Buyer of the completion of the tender offer for and the defeasance or other satisfaction of the Bonds and full release of all collateral and obligations related to the Assets.

         8.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER.
Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at Closing:

                  8.1 REPRESENTATIONS/WARRANTIES. The representations and warranties of Buyer and Province contained in this Agreement shall be true when made and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer and Province on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed.

                  8.2 GOVERNMENTAL APPROVALS. Seller shall have obtained all governmental approvals required to complete the transactions contemplated hereby and the FTC shall have approved the transactions or the waiting period under the HSR Act shall have expired.

                  8.3 ACTIONS/PROCEEDINGS. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken any other action or made any request of any party hereto as a result of which Seller reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

                  8.4 INSOLVENCY. Buyer shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated a bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Buyer.

                  8.5 OPINION OF COUNSEL TO BUYER. Seller shall have received an opinion from counsel to Buyer dated as of the Closing Date and addressed to Seller, in form and substance satisfactory to counsel for Seller, substantially in the form set forth in Exhibit E hereto.

         9.       SELLER'S COVENANT NOT TO COMPETE.

                  9.1 NONCOMPETE RESTRICTIONS. Seller and Columbia hereby covenant and agree with Buyer that during the "NONCOMPETE PERIOD" within the "NONCOMPETE AREA" neither Seller, Columbia nor their Affiliates shall directly or indirectly, acquire, lease, manage, consult for, finance or own any part of (as member, shareholder or partner) any healthcare facility which provides any services similar to the services currently provided by the Hospital (a "COMPETING BUSINESS"); provided, however, that the foregoing restrictions would not apply to any existing Competing Businesses to the extent conducted within the Noncompete Area at the Closing Date. The "NONCOMPETE PERIOD" shall commence at Closing and terminate on the second anniversary thereof. The "NONCOMPETE AREA" shall mean the area within a 10-mile radius of the Hospital. In addition, for a period of one (1) year from the Closing Date, neither Seller nor its Affiliates shall solicit for employment (other than by advertisements in newspapers and publications of general circulation) any person who at Closing became an employee of Buyer. Finally, for a period of one (1) year from the Closing Date, neither Seller nor its Affiliates shall solicit for employment, a contractual or an affiliation relationship, any physician currently on the medical staff of the Hospital; provided, however, that the foregoing restrictions would not apply to physicians with existing employment, contractual or affiliation relationships with Affiliates of Seller.

                  9.2 ENFORCEABILITY. In the event of a breach of Section 9.1 hereof, Seller recognizes that monetary damages shall be inadequate to compensate Buyer and Buyer shall be entitled, without the posting of a bond, to an injunction restraining such breach. Nothing herein contained shall be construed as prohibiting Buyer from pursuing any other remedy available to it for such breach or threatened breach.

         All parties hereto hereby acknowledge the necessity of protection against the competition of Seller and Seller's Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in Section 9.1 hereof. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

         10.      ADDITIONAL AGREEMENTS.

                  10.1 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the various classes of Assets in accordance with and as provided by Section 1060 of the Code. At Closing, the parties shall agree to a preliminary allocation of the Purchase Price, which shall be adjusted based on adjustments specified in Section 1.6(a). The parties agree that any tax returns or other tax information they may file or cause to be filed with any governmental agency shall be prepared and filed consistently with such agreed upon allocation. In this regard, the parties agree that, to the extent required, they will each properly prepare and timely file Form 8594 in accordance with
Section 1060 of the Code.

                  10.2 TERMINATION PRIOR TO CLOSING. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time: (i) on or prior to the Closing Date by mutual consent of Seller and Buyer; (ii) on or prior to the Closing Date by Buyer, if any of the conditions specified in
Section 7 of this Agreement have not been satisfied (unless the failure results primarily from Buyer breaching any representation, warranty, or covenant herein) and shall not have been waived by Buyer; (iii) on or prior to the Closing Date by Seller if any of the conditions specified in Section 8 of this Agreement have not been satisfied (unless the failure results primarily from Seller's breaching any representation, warranty, or covenant herein) and shall not have been waived by Seller; (iv) by Buyer or Seller if the Closing Date shall not have taken place on or before June 30, 1999 (which date may be extended by mutual agreement of Buyer and Seller), provided, however, that a party shall not have the right to terminate under this subsection (iv) if the conditions precedent to such party's obligations to close are fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party; or (v) by either Seller or Buyer pursuant to Section 12.1 hereof.

                  10.3 POST CLOSING ACCESS TO INFORMATION. Seller and Buyer acknowledge that subsequent to Closing each party may need access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six
(6) years after Closing each will make reasonably available to the other's agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims. All costs associated with the delivery of the requested documents shall be paid by the requesting party, including, without limitation, any costs associated with, or arising from: providing or copying records; responding to search warrants, summons, or subpoenas; and providing legal counsel to any employee, officer or director of the responding party or its affiliates in connection therewith.

                  10.4 PRESERVATION AND ACCESS TO RECORDS AFTER THE CLOSING.

                  (a) After the Closing, Buyer shall, in the ordinary course of business and as required by law, keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing, and which constitute a part of the Assets delivered to Buyer at the Closing. For purposes of this Agreement, the term "records" includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain the patient records delivered to Buyer at the Closing at the Hospital after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(D) of the Social Security Act (42 U.S.C. Section1395(v)(l)(i)), and requirements of relevant insurance carriers of Buyer , all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours, at the sole cost and expense of Seller (in accordance with the reimbursement guidelines in Section 10.3) and upon Buyer's receipt of appropriate consents and authorizations, Buyer will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, the records transferred to Buyer at the Closing (including, without limitation, access to patient records in respect of patients treated by Seller at the Hospital). Upon reasonable notice, during normal business hours and at the sole cost and expense of Seller (in accordance with the reimbursement guidelines in Section 10.3), Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing. In addition, Seller shall be entitled, at Seller's sole risk, to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and only upon Buyer's receipt of appropriate consents and authorizations. Any patient record so removed from the Hospital shall be promptly returned to Buyer following its use by Seller. Any access to the Hospital, its records or Buyer's personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer and shall be in accordance with applicable law.

                  (b) Buyer hereby expressly acknowledges that the operations of Columbia and its Affiliates are currently under review by the U.S. Department of Justice and the U.S. Department of Health and Human Services (hereinafter the "GOVERNMENT"). Upon reasonable notice, during normal business hours, and consistent with otherwise applicable legal requirements relating to patient rights, Buyer shall afford to representatives of the Government full and complete access to the originals of the records of Buyer, as well as the right to make copies of those records, at Seller's expense. In addition, Buyer shall afford the Government the right to remove original records upon reasonable notice and the substitution of copies for any records to be removed at Seller's or the Government's expense. Furthermore, Buyer acknowledges that Seller has requested that Buyer provide similar cooperation after the Closing with respect to activities that occurred prior to the Closing. Buyer shall be entitled to a reimbursement of costs and expenses with respect to matters covered by Section 10.4(b) as provided in
Section 10.3.

                  10.5 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed,) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  10.6 COOPERATION ON TAX MATTERS. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Assets delivered to Buyer at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof (absent fraud as a basis for any claim).

                  10.7 COST REPORTS. Seller shall timely prepare all Seller Cost Reports relating to the Hospital for periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions set forth herein. Buyer shall forward to Seller any and all correspondence relating to the Seller Cost Reports within three (3) business days after receipt by Buyer. Buyer shall remit any receipts of funds relating to the Seller Cost Reports or Agency Settlements promptly after receipt by Buyer (and in all events within three (3) business days) and shall forward to Seller any demand for payments within three
(3) business days after receipt by Buyer. Seller shall retain all rights to Agency Settlements and to Seller Cost Reports including any amounts receivable or payable in respect of such reports or reserves relating to such reports. Such rights shall include, without limitation, the right to appeal any Medicare determinations relating to Agency Settlements and Seller Cost Reports. Buyer, upon reasonable notice, during normal business hours and at the sole cost and expense of Seller, will cooperate with Seller in regard to the preparation, filing, handling and appeals of the Seller's Cost Reports. Such cooperation shall include the providing of statistics and obtaining files and the coordination with Seller pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings. Seller shall retain the originals of Seller's Cost Reports, correspondence, work papers and other documents relating to Seller's Cost Reports and the Agency Settlements.

                  10.8 CON DISCLAIMER. This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need statute of any state, until the appropriate governmental agencies shall have granted a certificate of need or the appropriate approval or ruled that no certificate of need or other approval is required.

                  10.9 TAX AND MEDICARE EFFECT. None of the parties (nor such parties' counsel or accountants) has made or is making any representations to any other party (nor such party's counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax or Medicare advice with respect thereto and upon which it, if so obtained, has solely relied; provided, however, that this Section 10.9 is not intended to constitute, and shall not be construed to constitute, a waiver or disclaimer of any representations or warranties in Section 3 hereof.

                  10.10 MISDIRECTED PAYMENTS, ETC. Seller and Buyer covenant and agree to remit, as soon as practical, to the other any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to the Seller or the Hospital resulted in an overpayment or other determination that funds previously paid by any program or plan to the Seller or the Hospital must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Closing Date and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Closing Date. In the event that, following Closing, Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to Buyer, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall immediately upon demand from Buyer pay to Buyer the amounts so billed or offset.

                  10.11 COMPLIANCE PROGRAM. As of the Closing, Buyer will implement and maintain an effective program to prevent and detect violations of legal requirements applicable to the delivery of goods and services rendered after the Closing by the Buyer in connection with any health care benefits. The program will comply with the provisions of the U.S. Sentencing Guidelines relating to corporate compliance programs and will be mindful of any applicable guidance issued by the U.S. Department of Health and Human Services. Buyer agrees that it will maintain such program for no less than five (5) years following the Closing Date.

                  10.12 EMPLOYEE MATTERS. As of the Closing Date, Seller shall terminate all of its employees at the Hospital, and Buyer will make bona fide offers of "at will" employment commencing as of the Closing Date to all of such individuals at levels of salaries and wages consistent with their then current salaries and wages. Notwithstanding the foregoing, Buyer does not commit to and does not guarantee the continued employment of any individual for any specific period following Closing. Nothing herein shall be deemed to affect or limit in any way normal management prerogatives of Buyer with respect to employees or to create or grant to any such employees third party beneficiary rights or claims of any kind or nature. Prior to the Closing, Seller will not temporarily or permanently close or shut down any "single site of employment" or any "facility" or any "operating unit," department or service within a single site of employment, as such terms are used in the Workers Adjustment Retraining and Notification Act (the "WARN Act"). Seller represents that it has not had any such closures or shutdowns within the period of at least ninety (90) days before the Closing. After the Closing, Buyer shall retain that number of employees as shall be necessary to avoid liability of Seller under the WARN Act. In respect of any such employees employed by Buyer, it shall provide such employees with employee benefits generally consistent with the benefits currently offered by Seller to such employees. To the extent Buyer has qualified retirement programs for such employees, it shall recognize the existing seniority of all such employees for benefits purposes and shall provide credit under such plans for purposes of determining eligibility and vesting and the rate of benefit accrual (but not actual benefit accrual). In extending such benefits, Buyer shall waive pre-existing conditions limitations in Buyer's welfare benefit plans which might otherwise apply to such employees except to the extent employees have not satisfied such limitations under the current welfare benefits plans of Seller. Deductibles and out-of-pocket limits met and applied under Seller medical plans during 1999 shall be applied to any Buyer medical plans following the Closing Date. Buyer shall assume Seller's liability for accrued salary, paid time off and extended illness benefits related to such employees. In the event Buyer terminates the individual currently employed by Seller as Chief Executive Officer or the individual currently employed by Seller as Chief Financial Officer within twelve (12) months following the Closing Date, Buyer agrees to pay such individual severance benefits not less than the severance benefits to which such individual would have been entitled under the severance policy, practice, program or plan of Seller in effect as of the Closing Date and attached as Schedule 10.12.

                  10.13 FTC ORDER. Buyer agrees to be bound by the provisions of that certain Decision and Order of the Federal Trade Commission, FTC Docket No. C-3619 (October 3, 1995) ("FTC Order") for the remainder of the term of the FTC Order. For purposes of Paragraphs VI and VII of the FTC Order, the "relevant area" shall mean only the Ville Platte-Mamou-Opelousas area, encompassing the Louisiana parishes of Evangeline and St. Landrey, as defined in Paragraph I, Section J(5) of the FTC Order.

                  10.14 DISSOLUTION OF SELLER. Seller shall, promptly following the Closing, commence the process of its dissolution and shall wind up its affairs in an expeditious manner in accordance with the provisions of its Limited Partnership Agreement and Louisiana law. Seller shall meet with its limited partners within thirty (30) days of the Closing Date to present a specific proposal regarding the distribution of the liquidation proceeds to the limited partners, not less than 50% of which will be distributed within forty-five (45) days of the Closing.

                  10.15 UNEMPLOYMENT INSURANCE FUNDS. Seller and Buyer agree that the unemployment experience of Seller will be transferred to Buyer or its designee . If the payroll of the Hospital is reported in an unemployment insurance account with other payroll prior to the date of transfer, the portion of the unemployment experience transferred to Buyer or its designee shall be the same portion as the Hospital's state unemployment taxable payroll bears to the total state unemployment taxable payroll of Seller's unemployment insurance account. Funds which are in group accounts for the purpose of paying reimbursable unemployment benefits will be transferred to Buyer or its designee. The amount of funds in the group insurance account with the State of Louisiana will either be included in the Net Working Capital or added to the Purchase Price. Obligations to reimburse the state for unemployment benefits relating to persons who do not become Buyer's employees at Closing shall continue to be the obligations of Seller.

         11.      INDEMNIFICATION.

                  11.1 INDEMNIFICATION BY BUYER. Subject to the limitations set forth in Sections 11.3 and 11.6 hereof, Buyer shall indemnify and hold harmless Seller and its Affiliates, and its and their respective officers, directors, employees, agents or independent contractors (collectively, "SELLER INDEMNIFIED PARTIES"), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, investigation, court costs, reasonable legal fees and expenses, instant to any of the foregoing or incurred in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity) that such Seller Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Buyer under this Agreement or other deliveries of Buyer at Closing, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by, Buyer under this Agreement or other deliveries of Buyer at Closing, and (iii) any of the Assumed Liabilities.

                  11.2 INDEMNIFICATION BY SELLER. Subject to the limitations set forth in Sections 11.3 and 11.6 hereof, Seller and Columbia, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers, directors, employees, agents, or independent contractors (collectively, "BUYER INDEMNIFIED PARTIES"), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs and costs of appeal) and expenses (including, without limitation, reasonable investigation, court costs, reasonable legal fees and expenses, instant to any of the foregoing or incurred in attempting to avoid the same or oppose the imposition thereof or in enforcing this indemnity) that such Buyer Indemnified Party incurs as a result of, or with respect to (i) any misrepresentation or breach of warranty by Seller under this Agreement or other deliveries of Seller at Closing, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement of, or required to be performed by, Seller under this Agreement or other deliveries of Seller at Closing, and (iii) any of the Excluded Liabilities.

                  11.3 LIMITATIONS.

                  (a) Buyer and Seller shall be liable under Section 11.1(i) or
Section 11.2(i) (i.e., for misrepresentations and breaches of warranties), as applicable, only when total indemnification claims exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "BASKET AMOUNT"), after which Buyer or Seller, as applicable, shall be liable only for the amount in excess of the Basket Amount. No party shall be liable for any indemnification pursuant to Section 11.1(i) or Section 11.2(i), as applicable, for any claims for misrepresentations and breaches of warranty which are the basis upon which any other party shall have failed to consummate the transactions described herein pursuant to Section
7.1 or Section 8.1, as applicable, or which are based upon misrepresentations and breaches of warranty which have been waived pursuant to the initial paragraph of Section 7 or Section 8, as applicable.

                  (b) The liability of Buyer and Seller for indemnification under Section 11.1(i) or Section 11.2(i), respectively, shall be limited to an amount equal to the Purchase Price.

                  (c) Any indemnification payments required to be made hereunder with respect to any matter shall be reduced by the amount of any benefits that can be proven to have been received by the Indemnified Party as a result of such matter.

                  11.4 NOTICE OF CONTROL OF LITIGATION. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the "INDEMNIFIED PARTY") which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the "INDEMNIFYING PARTY") promptly in writing of the same (but in any event within fifteen (15) days of receipt) of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation. If the Indemnifying Party, within ten (10) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.4 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise, and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

                  11.5 NOTICE OF CLAIM. If an Indemnified Party becomes aware of any breach of representations or warranties of the Indemnifying Party hereunder or any other basis indemnification under this Section 11 (except as otherwise provided for under Section 12.3), the Indemnified Party shall notify the Indemnifying Party in writing of the same within thirty (30) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party's failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

                  11.6 MITIGATION. The Indemnified Party shall take all reasonable steps to mitigate all liabilities and claims, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any liability as may be reasonably requested by the Indemnifying Party. The amount of any indemnification hereunder shall be reduced or reimbursed, as the case may be, by any amount received by the Indemnified Party under any insurance coverage or from any other party alleged to be responsible therefor. The Indemnified Party shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under any such insurance coverage or from such other responsible party subsequent to an indemnification provided by the Indemnifying Party pursuant to this Section 11, the Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party. Each party shall act in a commercially reasonable manner in addressing any liabilities that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs or damages for which indemnification is being sought.

                  11.7 EXCLUSIVE REMEDY. The representations and warranties contained in or made pursuant to this Agreement shall be terminated and extinguished upon the earlier of the end of the Survival Period (hereinafter defined in Section 12.19) or any termination of this Agreement. Thereafter, none of Seller, Buyer or any shareholder, partner, officer, director, principal or Affiliate of any of the preceding shall be subject to any liability of any nature whatsoever with respect to any such representation or warranty. Moreover, the sole and exclusive remedy for any breach or inaccuracy, or alleged breach or inaccuracy, of any representation and warranty made by Seller, Buyer or Province shall be the remedies provided by this Section 11.

         12.      MISCELLANEOUS.

                  12.1 SCHEDULES AND OTHER INSTRUMENTS. Each Schedule and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full.

                  12.2 ADDITIONAL ASSURANCES. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may deem necessary from time to time to effectuate this Agreement. In addition and from time to time after Closing, Seller shall (i) execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may reasonably request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Hospital and the Assets; and
(ii) execute and deliver such further instruments and to take such other actions as Buyer may reasonably request to release Buyer from all obligation and liability with regard to any obligation or liability retained by Seller and to execute and deliver such further instruments and to cooperate with Buyer as Buyer may reasonably request or to enable Buyer to obtain all necessary healthcare or regulatory certifications, approvals, consents and licenses, accreditations or permits.. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims, and demands relating to or constituting a part of the Hospital or the Assets. Additionally, Seller shall cooperate and use its best efforts to have its present directors, officers, and employees cooperate with Buyer on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to all periods prior to Closing in respect of the items subject to this Agreement.

                  12.3 THIRD PARTY CONSENTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained.

                  12.4 CONSENTS, APPROVALS AND DISCRETION. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised.

                  12.5 LEGAL FEES AND COSTS. In the event a party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial proceedings, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

                  12.6 CHOICE OF LAW. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, notwithstanding its conflicts of laws principles.

                  12.7 BENEFIT/ASSIGNMENT. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party may, without the prior written consent of the other parties, assign its rights and delegate its duties hereunder to one or more Affiliates (as defined in Section 12.18).

                  12.8 NO BROKERAGE. Each party agrees to indemnify the other parties from and against all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

                  12.9 COST OF TRANSACTION. Whether or not the transactions contemplated hereby shall be consummated, the parties agree as follows: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (iii) Buyer shall pay the cost of the Survey, Title Policy, environmental and other inspections, documentary stamps, transfer taxes, recording fees and similar costs relating to the transactions described herein.

                  12.10 CONFIDENTIALITY. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other parties to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.10 would result in irreparable harm to the other party to this Agreement and its Affiliates (as defined in Section 12.18 below) and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller's counsel or Buyer's counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law.

                  12.11 PUBLIC ANNOUNCEMENTS. Seller and Buyer mutually agree that, prior to Closing, no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller and Buyer, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. Nothing herein shall prohibit either party from responding to questions presented by the press or media without first obtaining prior consent of the other party hereto.

                  12.12 WAIVER OF BREACH. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

                  12.13 NOTICE. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when sent by confirmed facsimile, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

                  Seller:              Columbia/HCA Healthcare Corporation
                                       One Park Plaza
                                       Nashville, Tennessee 37203
                                       Attention:  Senior Vice President-
                                                     Development

                  With a simultaneous
                  copy to:             Columbia/HCA Healthcare Corporation
                                       One Park Plaza
                                       Nashville, Tennessee 37203
                                       Attention: General Counsel


                  Province and
                  Buyer:               Province Healthcare Company
                                       105 Westwood Place, Suite 400
                                       Brentwood, Tennessee 37027
                                       Attention: General Counsel

                  With a simultaneous
                  copy to:             Harwell Howard Hyne Gabbert & Manner,
                                         P.C.
                                       315 Deaderick Street
                                       1800 First American Center
                                       Nashville, Tennessee 37238
                                       Attention: Lee C. Dilworth, Esq.

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

                  12.14 SEVERABILITY. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

                  12.15 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

                  12.16 DIVISIONS AND HEADINGS. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

                  12.17 SURVIVAL. All of the representations, warranties, covenants, and agreements made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive the consummation of the transactions described herein, and may be fully and completely relied upon by Seller and Buyer, as the case may be, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them, and shall not be deemed merged into any instruments or agreements delivered at Closing or thereafter. The representations and warranties contained in or made pursuant to this Agreement shall survive the Closing for a period of two (2) years following the Closing Date (the "SURVIVAL PERIOD"), except that any claim based on Sections 3.1, 3.3, 3.7, 3.8 (with respect to matters encompassed by the last sentence only), 3.11, 3.12, 3.15, 3.19, 4.1 and 4.3 shall survive the date of Closing and shall continue to survive until ninety (90) days after the expiration of the applicable statute of limitations relating to the underlying claim. The Survival Period for covenants and other agreements shall continue indefinitely.

                  12.18 AFFILIATES. As used in this Agreement, the term "AFFILIATE" means, as to the entity in question, any person or entity that directly or indirectly controls, is controlled by or is under common control with, the entity in question and the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity whether through ownership of voting securities, by contract or otherwise.

                  12.19 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

                  12.20 EFFECTIVE TIME. The transactions contemplated hereby shall be deemed effective as of 12:01 a.m. local time on the Closing Date, unless otherwise agreed in writing by Seller and Buyer. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end, with equitable adjustments made to the Purchase Price necessary to give effect to the foregoing.

                  12.21 NO INFERENCES. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

                  12.22 NO THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person.

                  12.23 ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  12.24 ENTIRE AGREEMENT/AMENDMENT. This Agreement, including the Exhibits and Schedules hereto, supersedes all previous contracts, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and other deliveries at Closing and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

                  12.25 PROVINCE GUARANTY. Province, by its execution as provided below, hereby guarantees to Seller the prompt performance of the obligations of Buyer under Sections 1, 2, 10 and 11 of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

                                       DOCTORS HOSPITAL OF OPELOUSAS
                                       LIMITED PARTNERSHIP

                                       By:      Notami (Opelousas), Inc., its
                                                General Partner


                                       By:      Jeffrey D. Stone
                                          -------------------------------------

                                       Title:   Vice President
                                             ----------------------------------
                                                         ("Seller")


                                       COLUMBIA/HCA HEALTHCARE CORPORATION


                                       By:      Jeffrey D. Stone
                                          -------------------------------------

                                       Title:   Vice President
                                             ----------------------------------
                                                         ("Columbia")

                                       PHC-OPELOUSAS, L.P.

                                       By:      PHC-Doctors Hospital, Inc., its
                                                General Partner


                                       By:      James Thomas Anderson
                                          -------------------------------------

                                       Title:   Vice President
                                             ----------------------------------
                                                         ("Buyer")


                                       PROVINCE HEALTHCARE COMPANY


                                       By:      James Thomas Anderson
                                          -------------------------------------

                                       Title:   Vice President
                                             ----------------------------------
                                                         ("Province")